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                                                                   Exhibit 10.20


                              RESIGNATION AGREEMENT

               This Resignation Agreement (this "Agreement") by and between Hercules Incorporated, a Delaware corporation (the "Company") and Vincent J. Corbo (the "Executive"), is dated as of October 17, 2000.

               WHEREAS, the Executive has been employed by the Company as its Chief Executive Officer; and

               WHEREAS, the Executive and the Company are parties to an agreement dated as of August 12, 1998 (the "Employment Agreement"); and

               WHEREAS, the Company and the Executive have agreed that it is in the best interest of the Company and the Executive for the Executive to resign, and they wish to set forth their mutual agreement as to the terms and conditions of such resignation;

               NOW, THEREFORE, the Company and the Executive hereby agree as follows:

               1. Resignation. Effective as of October 17, 2000 (the "Resignation Date"), the Executive hereby resigns from his employment with the Company, from his position as a member and Chairman of the Board of Directors of the Company, and from all other positions the Executive may currently hold as an officer or member of the board of directors of any of the Company's subsidiaries or affiliates, pursuant to the provision of the Employment Agreement headed "Special Circumstances." (The Company and all of its subsidiaries and affiliates are hereinafter referred to as the "Hercules Entities.") The Company hereby waives the 60-day advance notice required by such provision.

               2. Severance Payments and Benefits. (a) The Company shall pay to the Executive the sum of $3,135,000, representing two times his current base salary and target annual bonus, in forty-eight semi-monthly installments of $65,312.50 each, beginning as soon as practicable after the execution of this Agreement (the "Execution Date"); provided, that if the Executive violates any of the covenants contained in Sections 4 and 5 of this Agreement or in Section 10 of the Company's Employee Pension Restoration Plan (the "Pension Restoration Plan") (such covenants, collectively, the "Covenants"), he shall forfeit his right to receive any such installments that have not yet been paid; and provided, further, that upon the death of the Executive, any such amounts that have not yet been paid to the Executive and have not been forfeited shall be paid as soon as practicable after the date of his death to the Executive's surviving spouse or, if he has no surviving spouse, to his estate.

                  (b) The Company shall pay to the Executive, as soon as practicable after the Execution Date, a cash payment of $2,832,753.83. If the Executive should die before receiving such payment, it shall be paid to the Executive's surviving spouse or, if he has no surviving spouse, to his estate.

                  (c) The Company shall provide the Executive with the pension benefits to which he is entitled under the enhanced pension benefit set forth in the provision of the Employment Agreement headed "Pension Adjustments" (the "Enhanced Pension"), the
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Pension Plan of Hercules Incorporated, and the Pension Restoration Plan. The
Company and the Executive agree that the foregoing pension benefits are as set forth in Schedule A hereto. Notwithstanding the foregoing, the Executive shall forfeit his rights to benefits under the Pension Restoration Plan and the Enhanced Pension if at any time after the Resignation Date he violates any of the Covenants. In addition, the Executive shall be entitled to receive his vested benefits under the Company's Savings and Investment Plan in accordance with its terms.

                  (d) Until the first to occur of December 31, 2002 and the Executive's death, the Company shall continue to provide the Executive and his eligible dependents with medical, dental, vision and life insurance benefits (including without limitation under the Hercules Executive Survivor Benefits Program) on the same terms and conditions as other employees of the Company, as in effect from time to time, as if he had remained employed during that period, subject to his payment of such employee contributions, copayments and similar charges as apply to employees generally; provided, that such continued benefits shall terminate to the extent the Executive becomes eligible for the same type benefits (i.e., medical, dental, vision and/or life insurance benefits) from another employer. Notwithstanding the foregoing, the Executive shall forfeit all rights under the preceding sentence if he violates any of the Covenants. The period for the required continuation coverage under Section 601 et seq. of the Employee Retirement Income S and Section 4980B of the Code (known as "COBRA" benefits) shall be considered to begin on the Execution Date. The Executive shall be also be entitled to such retiree medical and life insurance benefits for which he may be eligible under the terms and conditions of the Company's plans, as in effect from time to time, based upon his service through the Resignation Date; provided, that such benefits shall not be provided to the extent they would duplicate any benefits provided under the first sentence of this Section 2(d).

                  (e) The Executive shall be fully vested as of the Resignation Date in his benefits under the Company's Director's Charitable Award Program, subject to forfeiture if he violates any of the Covenants.

                  (f) The Company agrees to pay as incurred, within 10 days following the Company's receipt of an invoice from the Executive, all reasonable legal fees and expenses that the Executive may incur in connection with entering into this Agreement.

                  (g) Until December 31, 2001, the Company will provide the Executive with tax and financial advice and tax return preparation services in accordance with the Company program in which he participates immediately before the Resignation Date, at a cost not to exceed $20,000.

                  (h) As soon as practicable after the Execution Date, the Company shall convey to the Executive title to the 1996 Jaguar XJS automobile that he currently uses.

               3. Equity Awards. (a) Schedule B hereto sets forth a complete list of all of the Executive's currently outstanding awards under the Company's Long Term Incentive Compensation Plan (the "LTIP"), other than the 60,600 restricted stock units provided for under the Employment Agreement and the matching grant awards set forth on Schedule C hereto. The awards listed on Schedule B, which consist of performance accelerated stock options ("PASOs"),

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regular stock options ("Options"), restricted stock (the "Schedule B Restricted
Stock") and restricted stock units (the "Schedule B RSUs"), are hereinafter referred to as the "Equity Awards." Notwithstanding any provision in the LTIP or the award agreements relating to the Equity Awards to the contrary, the consequences of the termination of the Executive's employment for the Equity Awards shall be as set forth in this Section 3. The PASOs that have not yet vested shall vest on the earliest of (i) achievement of the applicable performance target (without regard to any minimum vesting date), (ii) April 17, 2005, and (iii) 9.5 years after the applicable date of grant of the PASO, and each PASO shall remain exercisable until the earlier of October 17, 2005 or the expiration of its term. The Options that have not yet vested shall vest in full on the Execution Date, and each Option shall remain exercisable until the earlier of October 17, 2005 or the expiration of its term. All Schedule B Restricted Stock and Schedule B RSUs shall vest in full as of the Execution Date, and the Schedule B RSUs shall be settled in cash equal to the value indicated on Schedule B plus any accumulated dividend equivalents as promptly as practicable thereafter. It is expressly acknowledged that (i) the foregoing consequences are different from those that would apply under the terms of the Equity Awards and the LTIP, absent this Agreement and (ii) the Equity Awards shall be treated in the same manner as other, comparable awards under the LTIP in the event of a "change of control" of the Company (as defined in the LTIP).

                  (b) The Executive has heretofore been granted the opportunity to participate in the Company's Matching Grant Program with respect to the grants of restricted stock and restricted stock units identified on Schedule C hereto. Such grants shall vest, and such restricted stock units shall be settled in cash, in accordance with their terms, if the Executive completes the exchanges with respect to such grants on or before January 2, 2001.

               4. Mutual Nondisparagement. (a) The Executive shall not make, participate in the making of, or encourage any other person to make, any statements, written or oral, which criticize, disparage, or defame the goodwill or reputation of, or which are intended to embarrass or adversely affect the morale of, (i) any of the Hercules Entities or (ii) any of the present, former or future directors, officers, executives, employees and/or shareholders of any of the Hercules Entities in their respective capacities as such. The Executive further agrees not to make any negative statements, written or oral, relating to his employment, the termination of his employment, or any aspect of the business of the Hercules Entities.

                  (b) Neither the Company, nor any individual while serving as an officer or director of the Company, shall make, participate in the making of, or encourage any employees or any other person to make, any statements, written or oral, which criticize, disparage, or defame the reputation of, or which are intended to embarrass, the Executive. The Company further agrees not to make any negative statements, written or oral, relating to the Executive's employment or the termination of his employment.

                  (c) Notwithstanding the foregoing, nothing in this Section 4 shall prohibit any person from making truthful statements when required by order of a court or other body having Jurisdiction, or as otherwise may be required by law or legal process.

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               5. The Executive's Covenants. (a) The Executive shall make himself available to the Company following the Resignation Date to assist the Hercules Entities, as may be requested by the Company, with respect to pending and future litigations, arbitrations, governmental investigations or other dispute resolutions relating to matters that arose during the Executive's employment with the Company. The Company will reimburse the Executive for all reasonable expenses and costs he may incur as a result of providing assistance under this Section 5(a), upon receipt of proper documentation thereof.

                  (b) Confidentiality. The existence of and terms and conditions of this Agreement shall be held confidential by the parties hereto, except for disclosure (i) by the Company as may be required by applicable securities laws, as determined by the Company upon the advice of counsel, (ii) by the Executive to his legal and financial advisors and his spouse, each of whom shall be instructed by the Executive to maintain the terms of this Agreement in strict confidence in accordance with the terms hereof, (iii) by either party if required by order of a court or other body having jurisdiction over such matter, and (iv) by either party with the written consent of the other. In addition, the Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Hercules Entities and their respective businesses that he has obtained during his employment by the Company and the other Hercules Entities that is not public knowledge (other than as a result of the Executive's violation of this Section 5(b)) ("Confidential Information"). The Executive shall not communicate, divulge or disseminate Confidential Information at any time, except with the prior written consent of the Company or as otherwise required by law or legal process.

                  (c) Noncompetition and Nonsolicitation of Employees and Customers. Until October 17, 2002, the Executive (A) shall not engage, anywhere within the geographical areas in which any Hercules Entity is then conducting its business operations, directly or indirectly, alone, in association with or as a shareholder, principal, agent, partner, officer, director, employee or consultant of any other organization, in any business (a "Competitive Business") which competes with any business then being conducted by such Hercules Entity; provided, that the foregoing shall not prohibit the Executive from owning a maximum of two percent (2%) of the outstanding stock, of any publicly traded corporation; (B) shall not solicit or encourage any officer, employee or consultant of any of the Hercules Entities to leave the employ of any of the Hercules Entities for employment by or with any Competitive Business; (C) shall not solicit, divert or to take away, the business or patronage of any of the customers or accounts, or prospective customers or accounts, of any Hercules Entity, which were contacted, solicited or served by the Executive at any time during the period of twelve months immediately preceding the Resignation Date; and (D) shall not acquire, or assist any other party in acquiring, any shares of any of the Hercules Entities, or otherwise seek, or assist any other party in seeking to gain control of any of the Hercules Entities.

                  (d) The Executive acknowledges and agrees that because of the nature of the business in which the Company and the other Hercules Entities are engaged and because of the nature of the Confidential Information to which the Executive has had access during his employment, it would be impractical and excessively difficult to determine the actual damages of the Company and the other Hercules Entities in the event the Executive breached any of the covenants of Sections 5(b) and (c), and remedies at law (such as monetary damages) for any

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breach of the Executive's obligations under Sections 5(b) and (c) would be inadequate. The Executive therefore agrees and consents that if he commits any breach of a covenant under Sections 5(b) and (c) or threatens to commit any such breach, the Company shall have the right (in addition to, and not in lieu of, any other right or remedy that may be available to it) to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage. With respect to any provision of Sections 5(b) and (c) that is finally determined to be unenforceable, the Executive and the Company hereby agree that this Agreement or any provision hereof may be reformed so that it is enforceable to the maximum extent permitted by law. If any of the covenants of Sections 5(b) and (c) is determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the Company's right to enforce any such covenant in any other jurisdiction.

                  (e) Notwithstanding the foregoing, the Executive shall be released from his obligations under Sections 5(a) and 5(c) above if (i) the Company fails to make any payment or provide any benefit to the Executive under this Agreement when it is due under the terms hereof, other than as a result of the Executive's forfeiture thereof in accordance herewith as a result of the Executive's violation of any of the Covenants, (ii) the Executive gives the Company notice of such failure, and (iii) the Company fails to correct such failure within 10 business days after receiving such notice.

               6. Mutual Releases. (a) The Executive, on behalf of himself and his successors, assigns, heirs and any and all other persons claiming through the Executive, if any, and each of them, shall and does hereby forever relieve, release, and discharge the Company and the other Hercules Entities and their respective predecessors, successors, assigns, owners, attorneys, representatives, affiliates, parent corporations, subsidiaries (whether or not wholly-owned), divisions, partners and their officers, directors, agents, employees, servants, executors, administrators, accountants, investigators, insurers, and any and all other related individuals and entities, if any, and each of them, in any and all capacities, from any and all claims, debts, liabilities, demands, obligations, liens, promises, acts, agreements, costs and expenses (including, but not limited to, attorneys' fees), damages, actions and causes of action, of whatever kind or nature, including, without limitation, any statutory, civil or administrative claim, or any claim, arising out of acts or omissions occurring before the execution of this Agreement, whether known or unknown, suspected or unsuspected, fixed or contingent, apparent or concealed (collectively referred to as "claims"), including, but not limited to, any claims based on, arising out of, related to or connected with the subject matter of the Employment Agreement, this Agreement, the Executive's employment or the termination thereof, and any and all facts in any manner arising out of, related to or connected with the Executive's employment with, or termination of employment from, the Company and its subsidiaries and affiliates, including, but not limited to, any claims arising from rights under federal, state, and local laws prohibiting discrimination on the basis of race, national origin, sex, religion, age, marital status, pregnancy, handicap, ancestry, sexual orientation, or any other form of discrimination, and any common law claims of any kind, including, but not limited to, contract, tort, and property rights including, but not limited to, breach of contract, breach of the implied covenant of good faith and fair dealing, tortious interference with contract or current or prospective economic advantage, fraud, deceit, misrepresentation, defamation, wrongful termination, infliction of emotional distress, breach of

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fiduciary duty, and any other common law claim of any kind whatever. The
Executive expressly waives any and all rights under any applicable law with respect to claims that he does not know or suspect to exist in his favor at the time of executing this release, even though if known by him, such claims must have materially affected his settlement with the Company.

                  (b) The Company, on behalf of itself and the other Hercules Entities, their respective successors and assigns, and any and all other persons claiming through any Hercules Entity, and each of them, shall and does hereby forever relieve, release, and discharge the Executive and his successors, assigns, and heirs, from any and all claims, debts, liabilities, demands, obligations, liens, promises, acts, agreements, costs and expenses (including, but not limited to, attorneys' fees), damages, actions and causes of action, of whatever kind or nature, including, without limitation, any statutory, civil or administrative claim, or any claim, arising out of acts or omissions occurring before the execution of this Agreement, whether known or unknown, suspected or unsuspected, fixed or contingent, apparent or concealed (collectively referred to as "claims"), including, but not limited to, any claims based on, arising out of, related to or connected with the subject matter of the Employment Agreement, this Agreement, the Executive's employment or the termination thereof, and any and all facts in any manner arising out of, related to or connected with the Executive's employment with, or termination of employment from, the Company and its subsidiaries and affiliates, including, but not limited to, any claims arising from rights under federal, state, and local laws prohibiting discrimination on the basis of race, national origin, sex, religion, age, marital status, pregnancy, handicap, ancestry, sexual orientation, or any other form of discrimination, and any common law claims of any kind, including, but not limited to, contract, tort, and property rights including, but not limited to, breach of contract, breach of the implied covenant of good faith and fair dealing, tortious interference with contract or current or prospective economic advantage, fraud, deceit, misrepresentation, defamation, wrongful termination, infliction of emotional distress, breach of fiduciary duty, and any other common law claim of any kind whatever. The Company expressly waives any and all rights under any applicable law with respect to claims that it does not know or suspect to exist in its favor at the time of executing this release, even though if known by it, such claims must have materially affected its settlement with the Executive.

                  (c) It is expressly acknowledged by the Company and the Executive that the foregoing provisions of this Section 6 shall not adversely affect, release or waive:

                              (i) any claims or rights under this Agreement;

                              (ii) any rights the Executive may have to
               indemnification pursuant to Delaware and/or other applicable law or the by-laws and/or certificate of incorporation of the Company; or

                              (iii) rights the Executive may have under any
               directors or officers' insurance policy maintained by the Company and in effect presently, which insurance the Company agrees to maintain in full force and effect for the Executive for such periods and on the same basis as for other former officers and directors of the Company.

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               7. Entire Agreement, Other Benefits, Secrecy Agreement. This
Agreement sets forth the entire agreement of the Company and the Executive with respect to the subject matter hereof, and supersedes in their entirety the Employment Agreement, the Employment Agreement dated as of August 24, 2000 between the Executive and the Company, any severance plan of any of the Hercules Entities (including without limitation the Severance Pay Plan effective April 16, 2000 and the letter from June B. Barry to the Executive dated April 13,
2000) in their entirety. Without limiting the generality of the foregoing, the Executive expressly acknowledges and agrees that except as specifically set forth in this Agreement, he is not entitled to receive any severance pay, severance benefits, compensation or employee benefits of any kind whatsoever from any of the Hercules Entities. Notwithstanding the foregoing or any other provision of this Agreement, this Agreement does not supersede the agreement dated October 2, 1969 attached hereto as Exhibit D, which remains in full force and effect.

               8. Successors. This Agreement is personal to the Executive, and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors.

               9. Amendment. This Agreement may be amended, modified or changed only by a written instrument executed by the Executive and the Company.

               10. Governing Law, Consent to Suit. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

                  (b) The parties hereto irrevocably consent to jurisdiction in the courts of the state of Delaware for resolution of any claim or dispute arising hereunder, and such shall be the exclusive forum for the resolution of such claim or dispute.

               11. Notices. All notices and other communications hereunder shall be in writing; shall be delivered by hand delivery to the other party or mailed by registered or certified mail, return receipt requested, postage prepaid; shall be deemed delivered upon actual receipt; and shall be addressed as follows:

                           If to the Company:

                                    Hercules Incorporated
                                    1313 North Market Street
                                    Wilmington, Delaware 19894-0001
                                    Attention: General Counsel

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                           With a copy to:

                                    David A. Katz, Esq.
                                    Wachtell, Lipton, Rosen & Katz
                                    51 West 52nd Street
                                    New York, New York 10019

                           If to the Executive:

                                    Vincent J. Corbo
                                    5 Southview Path
                                    Southern Slopes
                                    Chadds Ford, Pennsylvania 19317

                                    With a copy to:

                                            R. Franklin Balotti, Esq.
                                            Richards, Layton & Finger
                                            One Rodney Square
                                            P.O. Box 551
                                            Wilmington, Delaware 19899

or to such other address as either party shall have furnished to the other in writing in accordance herewith.

               12. Tax Withholding. Notwithstanding any other provision of this Agreement, the Company may withhold from any amounts payable under this Agreement, or any other benefits received pursuant hereto, such Federal, state and/or local taxes as shall be required to be withheld under any applicable law or regulation.

               13. Violation of Covenants. Notwithstanding any other provision of this Agreement, the Executive shall not forfeit any of his entitlements hereunder as a result of a breach of any of the Covenants unless (i) the Company gives the Executive notice of such breach, and (ii) the Executive fails to either demonstrate to the Company's satisfaction that no breach in fact occurred or to cure such breach, in either case within 10 business days after receiving such notice.

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                  IN WITNESS WHEREOF, each of the parties hereto has duly
executed this Agreement as of the date first set forth above.

                                              /s/ Vincent J. Corbo
                                              -------------------------
                                              Vincent J. Corbo

                                              HERCULES INCORPORATED


                                              By:  /s/ Thomas L. Gossage
                                              --------------------------


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